                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13d-102)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
            RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                    Under the Securities Exchange Act of 1934
                             (AMENDMENT NO.___)(1)


                                 INTERLEAF, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          COMMON STOCK, $.01 par value
--------------------------------------------------------------------------------
                         (Title of class of securities)

                                   458729-10-0
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 15, 1998
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)






Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ] Rule 13d-1(b)
[X] Rule 13d-1(c)
[ ] Rule 13d-1(d)



                       (Continued on the following pages)

                              (Page 1 of 13 Pages)


-------------------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

---------------------                                         ------------------
CUSIP No. 458729-10-1             SCHEDULE 13G                Page 2 of 13 Pages
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       ADVENT INTERNATIONAL CORPORATION
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER

                       325,189
     NUMBER OF     -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY          NONE
       EACH        -------------------------------------------------------------
    REPORTING      7.  SOLE DISPOSITIVE POWER
      PERSON
       WITH:           325,189
                   -------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER

                       NONE
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       325,189
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       3.9%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       CO, IA
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 2 of 13 Pages

---------------------                                         ------------------
CUSIP No. 458729-10-1             SCHEDULE 13G                Page 3 of 13 Pages
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       ADVENT INTERNATIONAL LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER

 .                      NONE
     NUMBER OF     -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY          NONE
       EACH        -------------------------------------------------------------
    REPORTING      7.  SOLE DISPOSITIVE POWER
      PERSON
       WITH:           NONE
                   -------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER

                       NONE
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       NONE
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 3 of 13 Pages

---------------------                                         ------------------
CUSIP No. 458729-10-1             SCHEDULE 13G                Page 4 of 13 Pages
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       INTERNATIONAL NETWORK FUND LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER

 .                      325,189
     NUMBER OF     -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY          NONE
       EACH        -------------------------------------------------------------
    REPORTING      7.  SOLE DISPOSITIVE POWER
      PERSON
       WITH:           325,189
                   -------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER

                       NONE
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       325,189
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       3.9%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 4 of 13 Pages

---------------------                                         ------------------
CUSIP No. 458729-10-1             SCHEDULE 13G                Page 5 of 13 Pages
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       ADHILL LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER

 .                      NONE
     NUMBER OF     -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY          NONE
       EACH        -------------------------------------------------------------
    REPORTING      7.  SOLE DISPOSITIVE POWER
      PERSON
       WITH:           NONE
                   -------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER

                       NONE
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       NONE
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 5 of 13 Pages

---------------------                                         ------------------
CUSIP No. 458729-10-1             SCHEDULE 13G                Page 6 of 13 Pages
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       ADVENTACT LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER

 .                      NONE
     NUMBER OF     -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY          NONE
       EACH        -------------------------------------------------------------
    REPORTING      7.  SOLE DISPOSITIVE POWER
      PERSON
       WITH:           NONE
                   -------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER

                       NONE
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       NONE
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 6 of 13 Pages

---------------------                                         ------------------
CUSIP No. 458729-10-1             SCHEDULE 13G                Page 7 of 13 Pages
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       ADVENT FUTURE LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER

 .                      NONE
     NUMBER OF     -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY          NONE
       EACH        -------------------------------------------------------------
    REPORTING      7.  SOLE DISPOSITIVE POWER
      PERSON
       WITH:           NONE
                   -------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER

                       NONE
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       NONE
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 7 of 13 Pages

---------------------                                         ------------------
CUSIP No. 458729-10-1             SCHEDULE 13G                Page 8 of 13 Pages
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       ADVENT OMNIBUS LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       DELAWARE
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER

 .                      NONE
     NUMBER OF     -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY          NONE
       EACH        -------------------------------------------------------------
    REPORTING      7.  SOLE DISPOSITIVE POWER
      PERSON
       WITH:           NONE
                   -------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER

                       NONE
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       NONE
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 8 of 13 Pages

---------------------                                         ------------------
CUSIP No. 458729-10-1             SCHEDULE 13G                Page 9 of 13 Pages
--------------------------------------------------------------------------------
1.     NAME OF REPORTING PERSON
       S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       ADVENT INTERNATIONAL INVESTORS LIMITED PARTNERSHIP
--------------------------------------------------------------------------------
2.     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                (a) [X]
                                                                        (b) [ ]
--------------------------------------------------------------------------------
3.     SEC USE ONLY

--------------------------------------------------------------------------------
4.     CITIZENSHIP OR PLACE OF ORGANIZATION

       MASSACHUSETTS
--------------------------------------------------------------------------------
                   5.  SOLE VOTING POWER

 .                      NONE
     NUMBER OF     -------------------------------------------------------------
      SHARES       6.  SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY          NONE
       EACH        -------------------------------------------------------------
    REPORTING      7.  SOLE DISPOSITIVE POWER
      PERSON
       WITH:           NONE
                   -------------------------------------------------------------
                   8.  SHARED DISPOSITIVE POWER

                       NONE
--------------------------------------------------------------------------------
9.     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       NONE
--------------------------------------------------------------------------------
10.    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                            [ ]
--------------------------------------------------------------------------------
11.    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       0%
--------------------------------------------------------------------------------
12.    TYPE OF REPORTING PERSON*

       PN
--------------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                               Page 9 of 13 Pages

CUSIP NO. 458729-10-0              Schedule 13G                    Page 10 of 13


ITEM 1.

         This statement on Schedule 13G relates to the Reporting Persons' (as defined in Item 2 below) beneficial ownership interest in the Common Stock, $0.01 par value (the "Common Stock") of Interleaf, Inc., a Massachusetts corporation (the "Corporation"), that may be acquired upon conversion of Senior Series B Convertible Preferred Stock, par value $.10 per share ("Series B Preferred Stock"), currently convertible into Common Stock on a one-for-one basis subject to adjustments based upon a formula. The CUSIP number associated with such Common Stock is 458729-10-0. The address of the principal executive office of the Corporation is 62 Fourth Avenue, Waltham, MA 02451.
02141.


ITEM 2.  Identity and Background

         (a) (b) (c)  This statement is being filed by the following entities:


         (1)      Advent International Corporation, a Delaware corporation;

         (2)      Adhill Limited Partnership, a Delaware limited partnership;

         (3)      Adventact Limited Partnership, a Delaware limited partnership;

         (4) Advent Future Limited Partnership, a Delaware limited partnership;

         (5) Advent Omnibus Limited Partnership, a Delaware limited partnership;

         (6) Advent International Limited Partnership, a Delaware Limited Partnership;

         (7) International Network Fund Limited Partnership, a Delaware limited partnership;

         (8) Advent International Investors Limited Partnership, a Massachusetts limited partnership;

         The entities listed in subparagraph (1) through (8) above are herein collectively referred to as the "Reporting Persons" and individually as a "Reporting Person." The principal business address of all of the Reporting Persons is c/o Advent International Corporation, 75 State Street, Boston, MA 02109.

         (d) (e) This statement relates to the Common Stock, par value $0.01 per share, (the "Common Stock") of the Corporation named in Item 1 of this statement. The CUSIP number associated with such Common Stock is 458729-10-0.

CUSIP NO. 458729-10-0              Schedule 13G                    Page 11 of 13



ITEM 3.  FILING PURSUANT TO RULE 13G-1(b), OR 13G-2(b).

         This statement is not being filed pursuant to Rule 13G-1(b), or 13G-2(b).


ITEM 4.  OWNERSHIP.

         (a) (b) The following table sets forth the aggregate number and percentage (based upon the number of shares of Common Stock outstanding as of December 31, 1998) of the Common Stock beneficially owned by each Reporting Person named in Item 2 of this statement. The aggregate number and percentage of the Common Stock beneficially owned by each Reporting Person is calculated in accordance with Rule 13G-3(d)(1).


                                                        Number of Shares
                                             -------------------------------------         Percentage
                                                            CSE                             of Shares
Reporting Person                             Common      Preferred           Total         Outstanding
---------------------------------------      ---------------------------------------------------------

Adhill L.P. (1)                                 0                0               0            0.0%
Adventact L.P. (1)                              0                0               0            0.0%
Advent Future L.P. (1)                          0                0               0            0.0%
Advent Omnibus L.P. (1)                         0                0               0            0.0%
                                              ---          -------         -------            ---
Advent International L.P. (1)                   0                0               0            0.0%

Advent International Investors L.P. (2)         0                0               0            0.0%
International Network Fund L.P. (2)             0          325,189         325,189            3.9%
                                              ---          -------         -------            ---
Advent International Corporation                0          325,189         325,189            3.9%
                                              ===          =======         =======            ===

Total Ownership of Group                        0          325,189         325,189            3.9%
                                              ===          =======         =======            ===



         (1) Advent International Corporation ("AIC") is the General Partner of Advent International Limited Partnership ("AILP") which in turn is the General Partner of the indicated Reporting Persons. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated Reporting Persons. The beneficial ownership of AIC and AILP derive from such power.

CUSIP NO. 458729-10-0              Schedule 13G                    Page 12 of 13


         (2) AIC is the General Partner of the indicated Reporting Persons. As such, AIC has the sole power to vote and dispose of the securities owned by the indicated Reporting Persons. The beneficial ownership of AIC derives from such power.

         (c) Each of the Reporting Persons listed in the table set forth above has sole voting and dispositive power over the Common Stock beneficially owned by it as indicated above.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

         This statement is being filed to report the fact that each Reporting Person and the Reporting Persons as a group have ceased to be the beneficial owners of more than five percent of the class securities.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

         Not Applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable.

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

         The information for this item is contained on the individual cover pages to this filing, and is incorporated herein by reference.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

         Not Applicable.

ITEM 10. CERTIFICATION.

         By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP NO. 458729-10-0              Schedule 13G                    Page 13 of 13



                                    SIGNATURE



         After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.


February 9, 1999



Advent International Corporation
By: Janet L. Hennessy                            /s/ Janet L. Hennessy
    Vice President                               -------------------------------

Advent International Limited Partnership
By: Advent International Corp., General Partner
By: Janet L. Hennessy                            /s/ Janet L. Hennessy
    Vice President                               -------------------------------

International Network Fund Limited Partnership
By: Advent International Corp., General Partner
By: Janet L. Hennessy                            /s/ Janet L. Hennessy
    Vice President                               -------------------------------

Adhill Limited Partnership
By: Advent International L.P., General Partner
By: Advent International Corp., General Partner
By: Janet L. Hennessy                            /s/ Janet L. Hennessy
    Vice President                               -------------------------------

Adventact Limited Partnership
By: Advent International L.P., General Partner
By: Advent International Corp., General Partner
By: Janet L. Hennessy                            /s/ Janet L. Hennessy
    Vice President                               -------------------------------

Advent Future Limited Partnership
By: Advent International L.P., General Partner
By: Advent International Corp., General Partner
By: Janet L. Hennessy                            /s/ Janet L. Hennessy
    Vice President                               -------------------------------

Advent International Investors Limited Partnership
By: Advent International Corp., General Partner
By: Janet L. Hennessy                            /s/ Janet L. Hennessy
    Vice President                               -------------------------------